Exhibit 99.1

Press Release

McKesson Selected by Department of Veterans Affairs as Prime Pharmaceutical Provider

Pharmaceutical distributor continues long-standing relationship with VA Healthcare System

IRVING, Texas, Dec. 12, 2019—McKesson Corporation (NYSE: MCK) announced today that it has been selected by the Department of Veterans Affairs (VA), which runs the nation’s largest integrated healthcare system, to continue as the prime pharmaceutical supplier for the agency. Under the new agreement, which takes effect in Aug. 2020, McKesson will supply all of the VA’s medical centers and outpatient clinics, as well as the VA’s Consolidated Mail Outpatient Pharmacies (CMOPs). The initial two-year contract includes options for up to three, two-year extensions.

“McKesson has had the privilege of supporting the VA as their prime pharmaceutical supplier since 2004,” said Brian Tyler, McKesson’s chief executive officer. “We are honored to once again be selected for the important responsibility of serving those who serve us and providing quality care for our veterans.”

As part of the contract award, McKesson will continue to supply pharmaceuticals to more than 750 locations, including more than 270 medical centers, as well as the VA’s seven CMOPs.

McKesson is the largest non-defense vendor serving the U.S. Department of Veterans Affairs, Department of Defense, and other government branches.

Cautionary Statements

Except for historical information, matters contained in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties that could cause actual results to differ materially from those in those statements. Forward-looking statements may be identified by their use of terminology such as “will” or their references to future events. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are first made. Except to the extent required by law, the company undertakes no obligation to publicly update forward-looking statements. It is not possible to identify all risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements, but they include funding risks related to government contracts and programs, compliance risks under government procurement and other regulations, and risk that the VA may not exercise its rights to extend the term of the new agreement. We encourage investors to read the important risk factors described in the Risk Factors section of the Company’s Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission.

About McKesson Corporation

McKesson Corporation is a global leader in healthcare supply chain management solutions, retail pharmacy, community oncology and specialty care, and healthcare information technology. McKesson partners with pharmaceutical manufacturers, providers, pharmacies, governments and other organizations in healthcare to help provide the right medicines, medical products and healthcare services to the right patients at the right time, safely and cost-effectively. United by our ICARE shared principles, our employees work every day to innovate and deliver opportunities that make our customers and partners more successful — all for the better health of patients. McKesson has been named the “Most Admired Company” in the healthcare wholesaler category by FORTUNE, a “Best Place to Work” by the Human Rights Campaign Foundation, and a top military-friendly company by Military Friendly. For more information, visit www.mckesson.com.

Press Release

Contacts

General and Business Media:

David Matthews

214-952-0833

David.Matthews@McKesson.com

Investors and Financial Media:

Holly Weiss

972-969-9174

Holly.Weiss@McKesson.com